                              TECHNICAL DEVELOPMENT
                        AND MARKETING ALLIANCE AGREEMENT
                             (Amended and Restated)

This Amended and Restated Technical Development and Marketing Alliance Agreement (the "Agreement") is entered into as of the ____ day of November, 1997, (the "Effective Date"), between Williams Wireless, Inc. d/b/a Williams Telemetry Services, a Delaware corporation with offices at 111 East First Street, Tulsa, Oklahoma 74103 ("WWI") and World Wireless Communications, Inc., a Nevada corporation with offices at 150 Wright Brothers Drive, Salt Lake City, Utah 84116 ("WWC"). Upon execution by both parties, this Agreement amends, restates, replaces and supersedes that certain Technical Development and Marketing Alliance Agreement between these parties dated September 26, 1997, from and after said Effective Date.

WHEREAS, WWI wishes to establish a business relationship with WWC under which WWI would benefit from WWC's engineering services and experience, and under which WWI would also enjoy a reliable source of radio based modules and products and thereby allow WWI a unique competitive edge in the Telemetry Market (as defined below);

WHEREAS, WWC wishes to establish a business relationship with WWI under which WWC would benefit from a constant market for the radio based modules, technology and other products it designs and manufactures exclusively for customers; and

WHEREAS, WWI and WWC wish to establish a business relationship, under the terms described below, which will mutually support and enhance the development and marketing efforts of each company in the area of wireless telemetry products and services.

Now, therefore, the parties agree as follows:

1. Definitions

"Affiliates" means any person, entity, or association directly or indirectly controlling or controlled by or under direct or indirect common control with, the party, entity, person or association in question. "Control" will mean the power to direct the management policies of the controlled person, entity, or association, whether by voting securities, by contract, by family relationship or otherwise.

"Radio Technology" means those components of any Telemetry Radio Product that is the subject of a CSA (as hereinafter defined) and that incorporates or is derived from technology in which WWC shows, by documentary evidence, that it owned one or more patents, trade-secret rights, or computer-program copyrights prior to the date of any CSA by which WWC agreed to design the Telemetry Radio Product in question for WWI (the "Design Agreement Date"). In the previous sentence, the term "patent" includes any patent issued after the Design Agreement Date on an application filed prior to that date.

"Telemetry Markets" means, collectively, businesses and individuals who use energy and devices or equipment to meter, monitor and/or control (i) use or consumption of energy or utilities in their various forms, including but not limited to gas, water and/or electricity, (ii) environmental conditions in physical facilities, (iii) the status of a variety of sensors in said facilities, or (iv) the status of inventory and condition of products and items in said facilities. Telemetry Markets also includes businesses that sell and distribute products through remote facilities, including without limitation vending machines and postal and express drop boxes.

"Telemetry Radio Products" means a fully functional radio module for transmitting and/or receiving data in support of the Telemetry Market. For purposes of this Agreement, WinGate Technology is not a Telemetry Radio Product.

"Telemetry System" means, collectively, that system consisting of remote monitoring devices for acquiring data,

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communication devices for transmitting and receiving such data, data collection networks, host computer systems for processing such data, (optionally) control devices for remote control of equipment, software for performing the foregoing functions, and related technical support services and other management, processing, networking and related services.

"TIM" or "Telemetry Interface Module" refers to a data capture, data processing and communication device proprietary to WWI and designed or intended to be attached to various customer equipment for capturing, sorting and communicating telemetry data to Telemetry Gateways.

"WinGate Technology" means that telemetry concept and technology developed by WWI by which various radios (including TIMS) or other transmission devices, are combined or configured and packaged with other hardware and software for communicating with metering devices, processing the telemetry data, storing the data, and communicating the data to a central collection point, as the foregoing currently exists or is hereafter modified, enhanced, adapted or otherwise changed.

2. Scope and Purpose of the Alliance. WWC will assist and cooperate with WWI in developing, engineering, and manufacturing Telemetry Radio Products, WinGate Technology and other components for Telemetry Systems under the terms contained herein. WWI shall grant WWC certain engineering, development and manufacturing contracts, and marketing rights, under the terms contained herein. From time to time other applications of Telemetry Radio Products may be included by mutual written consent of both parties, under the terms of this Agreement, including such possible applications as process control, toll systems, asset tracking and automatic identification.

3. Systems Engineering and Design Services. From time to time WWI may contract with WWC for systems engineering and design services relating to Telemetry Systems. The specific terms of such services shall be set forth in separate Commercial Services Agreements ("CSA"). Without binding themselves to any particular form of CSA, the parties contemplate that each CSA for design or engineering services will include or incorporate a specific scope of requested services, rates for compensation, and agreements on ownership of final engineering work product or design. Unless otherwise specifically provided in an applicable CSA as Radio Technology, all resulting work efforts and documentation, together with any and all patent rights, copyrights and other intellectual property rights arising or resulting from such engineering or design services will accrue to and become the exclusive property of WWI.

4. Manufacturing Services.

     4.1 The parties may from time to time enter into CSAs under which WWC may provide manufacturing services for WWI, subject to and consistent with the following rights and general conditions:

         (i) Exclusive Rights. WWI hereby grants to WWC exclusive rights to manufacture all Telemetry Radio Products WWC designs exclusively for use by WWI pursuant to Section 3 above. For its part, WWC agrees that it will manufacture Telemetry Radio Products exclusively for WWI. Said manufacturing services will be governed by mutually acceptable terms set forth in separate manufacturing CSAs, unless such terms are specified in an existing CSA for engineering and design services. Terms in such CSAs will include service level expectations concerning cost, quality and timeliness and will include manufacturing warranties. WWC and WWI will jointly identify third-party backup or standby manufacturers, with whom WWC shall contract, or (subject to the limitations hereunder) with whom WWI may contract, for acceptable supportive manufacturing services under terms agreed to under CSAs. Exclusive manufacturing rights granted under this subsection will remain in force as long as WWC maintains service level expectations specified in applicable CSAs and as long as WWC maintains the capability to perform under proposed CSAs. Upon the termination of such exclusivity rights. WWI may identify and contract with another manufacturer, subject to WWC's rights to a 2% royalty to be paid by WWI for WWI's continuing rights to use and incorporate the Radio Technology in a resulting product. Notwithstanding WWI's contract with another manufacturer, WWC will continue to manufacture and deliver specified product to WWI as required under applicable CSAs for as long as WWI performs its obligations under this Agreement and the applicable CSAs, including reasonably timely payment for the manufactured products.

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         (ii) Non Exclusive Rights. From time to time WWI may also, at its option, contract with WWC to manufacture other products or devices for WWI under terms of separate CSAs. Except as granted in Section 4.1(i), WWC has no exclusive rights to manufacture any product for WWI.

     4.2 Without binding themselves to any particular form of CSA, the parties contemplate that each CSA for manufacturing services will include or incorporate, by schedules or otherwise, at least the following details: (i) product description and sufficient specifications to permit objective standards for manufacturing, performance and quality control, to include compliance with all applicable standards necessary for UL certification and for FCC compliance and certification; (ii) estimated manufacturing quantity and production/delivery schedules; (iii) price or method of compensation for WWC's manufacturing services and for WWI's use of Radio Technology incorporated in any such product. To the extent that compensation for manufacturing is based or calculated upon costs incurred, WWC will in good faith disclose its component and manufacturing costs to WWI and WWI will in good faith negotiate a fair compensation for component and manufacturing costs based on industry standards and the price constraints of the Telemetry Market.

5. Property Rights.

     5.1 With the sole exception of Radio Technology, WWI will own all WinGate Technology, whether or not said technology has heretofore been reduced to or memorialized by patents or patent applications. All work product relating to the WinGate Technology (including, without limitation, such things as drawings, specifications, prototypes, circuit boards and technical information) and documentation associated with the design, engineering, creation and/or manufacturing of the WinGate Technology will remain the exclusive property of WWI. WWC will hold all WinGate Technology work product in trust for the exclusive purpose of satisfying manufacturing or engineering requests defined by applicable CSAs and subject to confidentiality agreements currently in place and in effect between the parties. WWC shall not release to any other party for any reason whatsoever at any time any such information or any work product relating thereto, except as specifically licensed to do so as part of or in connection with an agreement governing WWC's authorized manufacture, distribution, resale or other authorized marketing of or dealings with WinGate Technology.

     5.2 In addition, and with the exception of Radio Technology, WWI will own all right, title and interest in and to any and all intellectual property rights throughout the world (including without limitation patent rights, design patent rights, copyrights, trade secret rights, and the like) associated with all Telemetry Radio Products and other devices manufactured for WWI by WWC as works for hire, including without limitations any modifications, enhancements, adaptations or other changes to the WinGate Technology, and WWC will execute patent applications, copyright registrations, written assignments, and any other documents reasonably required to memorialize and perfect such rights as such action may be requested by WWI from time to time.

     5.3 All Radio Technology used by WWC (i) in creating Telemetry Radio Products and any other devices or (ii) in otherwise providing services for WWI (including but not limited to drawings, specifications, prototypes and circuit boards relating to such Radio Technology) will remain the exclusive property of WWC, and WWC hereby grants to WWI a perpetual, world-wide, royalty-free license to use the Radio Technology in products manufactured by WWC for WWI for Telemetry Systems in the Telemetry Markets. The parties understand that the Radio Technology is based upon existing WWC technology and that WWC retains ownership rights to any patents, technology, copyrights or trademarks that were used in creating the Radio Technology. If, however, WWI contracts to WWC under terms specified in a CSA for a custom component of a Telemetry System, or other telemetry device, including a custom Telemetry Radio Product, then WWI will own all such intellectual property rights in that specified product (as well as the drawings, specifications, prototypes, circuit boards, technical information and documentation relating thereto) as well as any such intellectual property rights that may be derived therefrom.

     5.4 WWC agrees, unless specified otherwise in the CSA, that all work product relating to the Telemetry Radio Products (including without limitation such things as drawings, specifications, prototypes, circuit boards and technical information) and documentation associated with designing, engineering, creating and/or manufacturing the Telemetry Radio Products will be the exclusive property of WWI and will be delivered to WWI from time to time as specified by the applicable CSA. WWC shall not release to any other party for any reason whatsoever at any time any such work product or information, and all of the work product and information that had not previously been returned to WWI shall be

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returned to WWI promptly following the termination of this Agreement, or earlier upon the request of WWI. For so long as WWC retains exclusive manufacturing rights as provided in Section 4 and is performing manufacturing services for WWI. WWI will hold all such documentation proprietary between WWC and WWI and will not disclose the documentation or solicit any other manufacturer. WWI nevertheless grants to WWC a non-exclusive, world-wide, royalty-free license to use and incorporate technology thus developed by WWC for WWI into WWC products produced or marketed into markets other than the Telemetry Markets.

6. Marketing Services

     6.1 Subject to Section 6.2 and the last sentence in this paragraph, WWI grants to WWC the non-exclusive, world-wide, license and right to market WWI's Telemetry Systems pursuant to a marketing plan, to be developed by the parties before March 31, 1998. Said marketing plan will provide a basis for an agreement between the parties that will more specifically set forth the terms and conditions of the parties' marketing relationship, including such terms as pricing, quantities and commitment levels and any additional license terms and conditions that may reasonably be required. The parties will determine whether such agreement will allow WWC to sell the Telemetry Systems on an agency basis, as a reseller, or under other arrangements. WWI retains the right at any time in the future to assign certain market segments to specific marketers.

     6.2 WWI retains the right to approve in advance WWC's pursuit of all marketing opportunities. To receive approval, WWC will follow a customer registration process, to be established by mutual agreement. WWI will not unreasonably deny WWC's registration of a potentially new customer, but WWI reserves the right to deny WWC's request to pursue a customer if WWI or any of WWI's Affiliates, at WWI's sole discretion, believes that selling to that customer is detrimental in some way to the Williams Companies or if the customer is being pursued, or under active consideration to be pursued, by WWI or another authorized marketer. Once registered, WWI will neither sell to nor will it allow another marketer to pursue the registered customer. The registration will be canceled only after sufficient time period for closing has elapsed and only if it becomes obvious that WWC is not making progress toward closing the opportunity.

     6.3 Each party shall be fully responsible to its customers for their satisfaction with the Telemetry Systems. Each party will provide technical support to the other in certain instances.

7. Relationship of the Parties. The execution of this Agreement does not constitute, nor shall the execution hereof be construed to create or imply, a partnership, joint venture, principal-agent or employment relationship, or any other such relationship. Under the terms of this Agreement, neither WWI nor WWC has the right or authority to bind or commit the other party to any obligations.

8. Warranties. WWC warrants that the Radio Technology will be free of defects and, further, that any products manufactured by WWC or under its direction for WWI will satisfy governing specifications under applicable CSAs, will be functional and free of defects in materials and manufacturing and will satisfy all applicable standards required for FCC certification and UL certification. Consistent with this warranty, costs of compliance will be borne by WWC. However, costs of all required testing and certification will be borne by WWI alone. WWC agrees to replace or (at WWI's option) to issue credit for any product which fails to comply with the applicable warranty within the applicable warranty period, which, unless otherwise specifically defined in a governing CSA, shall be 12 months from the date of delivery of the product to a WWI customer. After WWI's discovery of any such failure, WWI will provide prompt notice thereof to WWC; however, any delay in providing such notice will in no way diminish WWC's warranty obligation. WWI will bear the cost of returning any products to be replaced if requested by WWC; and WWC will bear the cost of distributing the replacement products.

9. General Indemnity. Each party shall defend, indemnify, and hold the other harmless from any and all liabilities resulting from or relating to any breach of warranty, representation, or agreement or performance of duties and obligations of such party, except to the extent caused by the negligence or willful acts or omissions of the party entitled to indemnification. This broad and general mutual obligation of indemnity may be modified or limited by mutual agreement relating to specific products or services.

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10. Representations and Warranties. Each party is a valid entity and in good standing, has authority to enter into this Agreement, the CSAs and the other agreements contemplated hereby, and to carry out the actions described herein. Each party further warrants and represents that the Agreement is binding and enforceable as against such party in accordance with its terms, subject to bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and subject to general principals of equity. WWC represents that it is the exclusive owner of the Radio Technology and all patents, copyrights, or other intellectual property rights pertaining thereto. WWC further represents that no cause of action against WWC has commenced or been threatened as of the Effective Date of this Agreement which alleges that such Radio Technology infringes upon a third party's present or future patent, copyright, trade secret or other proprietary right. WWI represents that no cause of action against WWI has commenced or been threatened as of the Effective Date of this Agreement which alleges that the Wingate Technology infringes upon a third party's present or future patent, copyright, trade secret or other proprietary right.

11. Term. The initial term of this Agreement shall commence upon the Effective Date and will continue for three years and will be extended automatically beyond said period to coincide with the longest term of, or period of performance under, any CSA entered into during the original term or during an extended term of this Agreement; otherwise, the term may only be extended by the mutual agreement of the parties.

12. Termination. In the event that:

      (i) the parties mutually agree to terminate this Agreement; or

     (ii) a party is in material breach of this Agreement (including any CSA) and, after the non-breaching party has given the breaching party 45 days' prior notice setting forth in reasonable detail the alleged breach, the breaching party has failed to cure such breach within such 45-day period; or

    (iii) a party (a) is not paying its debts as such debts generally become due, (b) becomes insolvent, (c) files or has filed against it a petition (or other document) under any bankruptcy law or similar law that is unresolved within sixty (60) days of the filing of such petition (or document), (d) proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, or (e) makes a general assignment or trust mortgage for the benefit of creditors, or if (f) a receiver, trustee, custodian or similar agent is appointed or takes possession of any of a party's property or business, or (g) execution is levied upon, all or substantially all of the other party's business or assets; or

     (iv) WWC sells all or substantially all of its assets, or WWC enters into a merger in which WWC is not the surviving entity, or control of WWC is transferred to another entity, and upon any of the foregoing events or within one year thereafter WWI reasonably deems the transferee, surviving entity or controlling entity, as the case may be, to be an entity that is detrimental to The Williams Companies, Inc. or any Affiliate;

then, in the case of subpart (i), this Agreement may be terminated by mutual agreement, or in the case of subparts (ii), (iii) or (iv), this Agreement may be terminated by the other party providing written notice to that effect (in addition to any earlier notice required above), which termination shall not limit any other rights or remedies that a party may have as a result of a breach of this Agreement. Nothing herein shall be deemed to require that either party declare a breach and termination of this Agreement as a result of a breach of any particular CSA, which CSA may be terminated with or without a termination of this Agreement.

13.  Certain Effects of Termination

     13.1 Upon the parties' mutual agreement to terminate this Agreement,

         (i) WWC shall grant WWI a non-exclusive, perpetual, world-wide license to manufacture and use Telemetry Radio Products based on the Radio Technology, as long as WWI pays to WWC a royalty equal to 5% of WWI's demonstrable manufacturing costs of the radio component of such Telemetry Radio Products.

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          (ii) WWC shall release all design and manufacturing work product, not already released, as previously provided in this Agreement.

         (iii) WWC shall work in good faith to ensure an orderly transition to a new manufacturer.

     13.2 Upon termination due to the events described in subparts (ii), (iii) or (iv) of Section 12, to the extent such breach or events are attributable to WWC, and during the one-year period thereafter, and in order for WWI to establish another manufacturing relationship, WWI may elect to use, and upon such election, WWC shall provide, all of WWC's work product, documentation and Radio Technology, and shall grant to WWI a perpetual, world-wide license to manufacture and use Telemetry Radio Products based on the Radio Technology, as long as WWI pays to WWC a royalty equal to 2% of WWI's demonstrable manufacturing costs of the radio component of such Telemetry Radio Products. To this end, WWC will immediately turn over all remaining design and manufacturing work product and documentation to WWI and work in good faith to transfer and assign to WWI all outside manufacturing contracts relating to any CSAs.

     13.3 Termination of this Agreement by a party for reasons set forth in Sections 12 (ii), (iii), or (iv) shall, at the option of the terminating party, also terminate all CSAs then in effect between the parties.

14. Confidentiality. The parties acknowledge that they are subject to that certain Confidentiality Agreement executed between the parties and dated June 25, 1997, a copy which is attached hereto as Exhibit A and the terms of which are incorporated herein by this reference; provided, however, that Section 8 thereof is hereby amended so as to provide that the confidentiality obligations and use restrictions shall remain in effect for a period equal to the term of this Agreement, including any extensions thereof, and for a period of two years thereafter. The parties further acknowledge that the disclosure of confidential or proprietary information hereunder shall constitute "Information" (as such term is used in the Confidentiality Agreement), and that no disclosures shall be made in violation of such Confidentiality Agreement.

15. Notices. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile, or sent by an internationally recognized overnight courier service, and shall be deemed to have been received when (a) delivered in person or received by facsimile (as evidenced by a facsimile confirmation sheet) or (b) three (3) business days after delivery to the office of such overnight courier service with postage prepaid and properly addressed to the other party, at the following respective addresses:

To WWC:                                         To WWI:
World Wireless Communications, Inc.             Williams Wireless, Inc.
Attention: Lance King                           Attention:  James D. Cunningham
150 Wright Brothers Drive, Suite 560            Tulsa Union Depot
Salt Lake City, Utah 84116                      111 East First Street
Telephone #:  (801) 575-6600                    Tulsa, OK 74103
Facsimile #:  (801) 575-6621                    Telephone #:   (918) 585-9793
                                                Facsimile #:   (918) 583-4286

or to such other address or addresses as either party may from time to time designate as to itself by like notice.

16. Patent/Copyright Indemnity.

     16.1 WWC agrees it will at its sole cost and expense, defend, indemnify and hold harmless WWI against all claims, liens, demands, damages, liability, actions, causes of action, losses, judgments, costs and expenses of every nature brought against WWI (including investigation costs and expenses, settlement costs, and attorney's fees and expenses) (collectively, "Claim(s)") to the extent such Claims arise out of, result from, or are attributable to any alleged infringement of any present or future patent, copyright, or other proprietary right (hereinafter called "Intellectual Property") based on WWC's design, engineering and/or manufacturing activities hereunder or the use of the Radio Technology provided by WWC pursuant to this Agreement; provided, however, WWI gives WWC prompt notice in writing of the Claims. WWC shall defend, indemnify and hold WWI harmless pursuant to this Section during the entire claim process, regardless of whether the Claim is settled or goes to trial.

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     16.2 If a judgment or settlement is obtained or reasonably anticipated against WWI's use of any Intellectual Property for which WWC has indemnified WWI, WWC shall at WWC's sole cost and expense promptly modify the item or items which were determined to be infringing, acquire a license or licenses on WWI's behalf to provide the necessary rights to WWI to continue using the Intellectual Property, or substitute the Intellectual Property with non-infringing Intellectual Property which provides WWI the same functionality. If none of such options is commercially reasonable, WWC shall refund any fees paid by WWI for engineering and design services associated with the infringing Intellectual Property, and pay to WWI the net book value of the Telemetry Radio Products affected by the infringing Intellectual Property.

     16.3 WWI agrees it will at its sole cost and expense, defend, indemnify and hold harmless WWC against all claims, liens, demands, damages, liability, actions, causes of action, losses, judgments, costs and expenses of every nature brought against WWC (including investigation costs and expenses, settlement costs, and attorney's fees and expenses) (collectively, "Claim(s)") to the extent such Claims arise out of, result from, or are attributable to any alleged infringement of any Intellectual Property (as defined in paragraph 16.1 above) based on the WinGate Technology or upon any other product or project specification created by WWI for WWC's design, engineering and/or manufacturing services other than the Radio Technology; provided, however, WWC gives WWI prompt notice in writing of the Claims. WWI shall defend, indemnify and hold WWC harmless pursuant to this Section during the entire claim process, regardless of whether the Claim is settled or goes to trial.

17. Limitation of Liability.

         NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHETHER UNDER CONTRACT, TORT OR OTHER CAUSE OF ACTION, INCLUDING, BUT NOT LIMITED TO ANY DAMAGES, LOSS OR EXPENSES ARISING FROM THE PERFORMANCE OR NON-PERFORMANCE OF ANY THIRD PARTY HARDWARE OR SOFTWARE, INCORRECT THIRD PARTY CONTENT, THE OTHER PARTY'S LOST PROFITS, LOST BUSINESS, LOST DATA, OR LIABILITY OR INJURY TO THIRD PERSONS, WHETHER FORESEEABLE OR NOT AND REGARDLESS OF WHETHER THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IF THIS PROVISION IS IN CONFLICT WITH OTHER CONTRACTUAL TERMS AND CONDITIONS, IT IS UNDERSTOOD BY THE PARTIES THAT THIS PROVISION WILL, IN ALL CASES, PREVAIL. NOTWITHSTANDING ANY OF THE FOREGOING, THE LIMITATION DESCRIBED ABOVE SHALL NOT LIMIT THE SCOPE OF DAMAGES FOR WHICH WWC HAS AGREED TO INDEMNIFY WWI IN SECTION 16.

18. Noncompete. For the term of this Agreement (including any extension thereof mutually agreed upon pursuant to section 11, but excluding any automatic extension for the limited purpose of completing a CSA under section 11) and for a period of five (5) years thereafter, WWC shall not (i) directly or indirectly license the Radio Technology or directly or indirectly manufacture Telemetry Radio Products for sale to or use by any vendor in the Telemetry Market other than WWI; or (ii) sell, distribute or otherwise market Telemetry Radio Products and/or Telemetry Systems other than WWI's in the Telemetry Market. WWC retains the right to market its Radio Technology in markets other than Telemetry Markets.

19. Force Majeure. If either party's performance under this Agreement or any obligation hereunder is prevented, restricted or interfered with by causes beyond such party's reasonable control, including earthquakes, landslides, failure of power, riots, insurrection, war, acts of God or other reason of like nature that could not have been reasonably anticipated by the non-performing party as of the Effective Date and that cannot be reasonably avoided or overcome, then such party shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction or interference. The affected party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or cease, provided that the nonperforming party gives the other party written notice of such cause promptly, and in any event within fifteen (15) calendar days of discovery thereof.

20. Improper Use of Funds. WWC agrees that it will not use any funds received under this Agreement for illegal or otherwise improper purposes. An improper purpose would include, for example, payment of commissions, fees or

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rebates to an employee of WWI and/or favoring such employee with gifts of entertainment of significant cost or value. If WWI has reasonable cause to believe that the provisions of this section have been violated, WWC agrees to provide WWI, upon written request to WWC, access to sufficient records and information to allow WWI to ensure compliance with the provisions of this section.

21. Alternative Dispute Resolution. The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement within sixty (60) days by negotiations between senior executives of the parties who have settlement authority and who do not have direct responsibility for the administration of this Agreement.

The disputing party shall give the other party written notice of the dispute in accordance with the notice provision of this Agreement. The other party shall submit a response within twenty (20) days after receiving said notice. The notice and response shall include (a) a summary of the party's position and a summary of the evidence and arguments supporting its position, and (b) the name of the executive who will represent the party. The executives shall meet at a mutually acceptable time and place within thirty (30) days of the disputing party's notice and thereafter as often as they deem reasonably necessary to resolve the dispute.

If the matter has not been resolved within sixty (60) days of the disputing party's notice, either party may initiate other means of alternative dispute resolution of the controversy in accordance with the appropriate rules and procedures of the Center for Public Resources or American Arbitration Association or pursue its rights and remedies within a court of competent jurisdiction.

22. General Provisions.

         22.1 Announcements. The parties shall consult and confer with each other prior to making any public announcement concerning any of the transactions contemplated in this Agreement. Neither party shall make or issue any public announcement concerning the subject matter of this Agreement without ten days written notice to the other party or the prior written consent of the other party.

         22.2 Applicable Law. The validity, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to the principles of conflict of laws.

         22.3 Waiver. No waiver of any right or remedy on one occasion by either party will be deemed a waiver of that right or remedy on any other occasion.

         22.4 Assignment. WWC shall not assign this Agreement or its rights or obligations herein without the prior written consent of WWI.

         22.5 Survival. Except as provided herein the provisions of Sections 5 (Property Rights), 8 (Warranties), 9 (General Indemnity), 10 (Representations and Warranties), 13 (Certain Effects of Termination), 14 (Confidentiality), 16 (Patent/Copyright Indemnity), 17 (Limitation of Liability), 18 (Noncompete) and 21 (Alternative Dispute Resolution) remain in effect indefinitely and shall survive the termination of this Agreement.

         22.6 Attorneys' Fees. Each party agrees to pay the other's reasonable attorneys' fees and costs of litigation if the original party, for any cause whatsoever, brings suit against the other party and the other party is finally adjudicated not to have liability.

         22.7 Compliance with Laws. The parties will comply, at their own and separate expense, with all statutes, regulations, rules, ordinances, and orders of any governmental body, department or agency that apply to or result from their respective obligations under this Agreement, provided, however, that the failure of either party to so comply will not constitute a breach of this Agreement or any CSA between the parties unless it materially affects performance of obligations owed hereunder or under a CSA.

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                                              (Amended and Restated) Page 8 of 9

         22.8 Headings. The headings provided in this Agreement are for convenience only and will not be used in interpreting or construing this Agreement.

         22.9 Complete Agreement. Both parties acknowledge that they have read this Agreement and any attachments or schedules hereto, understand them and agree to be bound by their terms, and further agree that they are the complete and exclusive statement of the Agreement between the parties, which supersede all proposals oral or written and other communications between the parties relating to the subject matter hereof. The parties further agree that all changes to this Agreement must be in writing and signed by the parties in order to bind them.

         22.10. Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, said term or provision shall be severable and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.


WHEREFORE, the parties have entered into this Agreement as of the date first set forth above.


WILLIAMS WIRELESS, INC.                    WORLD WIRELESS COMMUNICATIONS, INC
dba Williams Telemetry Services

By: _______________________________        By: _______________________________

Name: _____________________________        Name: _____________________________

Title: ____________________________        Title: ____________________________

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